UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2008

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 5, 2008, VeriSign, Inc. (the “Company”), through a wholly owned special purpose entity (the “Seller”), and PR III Middlefield Road, LLC (the “Purchaser”) entered into a purchase and sale agreement (the “Sale Agreement”) with respect to the Company’s facilities at 675 East Middlefield Rd., and 685 East Middlefield Rd., located in Mountain View, California (collectively, the “Property”), which constitute approximately 159,000 square feet of the Company’s approximately 290,000 square foot Mountain View headquarters.

Under the terms of the Sale Agreement, the Seller will receive total consideration of $49.0 million for the sale of the Property, subject to the satisfaction of certain conditions, including the Purchaser’s completion of its due diligence review. Until the Purchaser has completed its due diligence review, the Purchaser may elect to terminate the Sale Agreement for any or no reason.

At the time of closing of the sale of the Property, which is expected later this month, the Company and the Purchaser will be required to enter into a separate lease agreement (the “Lease”). Under the Lease, the Company will rent the Property from the Purchaser for an initial term of approximately 30 months, commencing on the date the Purchaser takes title to the Property, with an option to extend the Lease for five years upon the termination of the initial term. The Company’s total obligations under the initial term are approximately $12.5 million. The Company has guaranteed the obligations of the Seller in connection with the Sale Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: June 11, 2008	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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